CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Environmental Solutions Worldwide, Inc.

We consent to the incorporation by reference in the Registration Statement of Environmental Solutions Worldwide, Inc., on form S-2 of our reports dated February 28, 2003 and March 7, 2002, relating to the consolidated balance sheets of Environmental Solutions Worldwide, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 2002, 2001 and 2000, which reports appear in the December 31, 2002 annual report on Form 10-KSB, and to the reference to our firm under the headings "Experts" and "Risk Factors" in the prospectus.

Our reports dated February 28, 2003 and March 7, 2002 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Goldstein and Morris, CPA's, P.C.
-------------------------------------
New York, NY
February 13, 2004




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